Greenberg Traurig, LLP
                                 200 Park Avenue
                               New York, NY 10166



August 5, 2004

GuruNet Corporation
Jerusalem Technology Park
Building 98
Jerusalem Technology Park
Jerusalem 91481 Israel


RE: REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

We have examined the Registration Statement on Form SB-2 (Registration No. 333-115424) filed by you with the Securities and Exchange Commission on May 12, 2004, as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 6,579,183 shares of your common stock (the "Shares"). The Shares include 2,530,000 shares of your common stock to be sold by the underwriters (the "Underwritten Shares"), and 4,049,183 shares of your common stock for the sale from time to time by the certain selling stockholders of our securities, or by their pledgees, donees, transferees or other successors in interests. The Underwritten Shares include an over-allotment option granted to the underwriters of the offering to purchase 330,000 shares of common stock. We understand that the Underwritten Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.


It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Delaware, including the Delaware Constitution, all applicable provisions of the statutory provisions, and reported juridical decisions interpreting those laws.


We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption "Legal Matters" in the prospectus forming part of the Registration Statement.


Very truly yours,

/s/ Greenberg Traugig, LLP
GREENBERG TRAURIG, LLP